Exhibit 99.1

NEWS RELEASE

SPX Announces New Board Members

•                  David Roberts and Ruth Shaw appointed to the SPX Corporation Board of Directors

•                  Board Structure for SPX Corporation, Post-Spin, Now Complete

•                  Spin-off of SPX FLOW, Inc. Expected to be Completed Near the End of Q3 2015

CHARLOTTE, N.C., September 1, 2015 — SPX Corporation (NYSE:SPW) today announced David A. Roberts and Dr. Ruth G. Shaw as new members of the Board of Directors for SPX Corporation, effective upon the previously announced spin-off of SPX FLOW, Inc. which is expected to be completed near the end of the third quarter.

In addition, Mr. Roberts has been elected to serve as Chair of the Compensation Committee and Dr. Shaw has been elected to serve as Chair of the Nominating and Governance Committee.

“We are very pleased to add two high quality individuals with strong track records of success to our Board. David and Ruth are strong leaders with extensive experience and industry knowledge,” said Chris Kearney, Chairman, President and CEO of SPX Corporation. “With the appointments of David and Ruth, we have now completed the board structure for SPX Corporation. We believe the newly formed Board will provide great leadership and counsel to Gene Lowe and his team as they execute on and achieve the growth strategy for SPX Corporation following the spin-off of our FLOW business.”

David A. Roberts has served as the Chairman, President and Chief Executive Officer of Carlisle Companies, Inc., a diversified manufacturing company, since 2007. He also serves as a director for Franklin Electric Co., Inc.

Mr. Roberts brings extensive experience in senior management of multinational companies, including expertise in the industrial and manufacturing sectors. Mr. Roberts also contributes strong financial acumen and experience from his service on various public company boards.

Dr. Ruth G. Shaw retired from Duke Energy Corporation in 2007 and served as Executive Advisor to the company until 2009. She previously served as Group Executive for Public Policy and President, Duke Nuclear from 2006 to 2007, President and Chief Executive Officer, Duke Power Company from 2003 to 2006, and Executive Vice President and Chief Administrative Officer from 1997 to 2003, among other roles, from 1992. Dr. Shaw also serves as a director for The Dow Chemical Company and DTE Energy.

Dr. Shaw contributes a deep understanding of human resources management, executive compensation, information technology, communications, public relations, environment, health and safety management, procurement and diversity.

Contingent upon, and effective as of the completion of the spin-off, the Board of Directors for SPX Corporation, including committee assignments, is shown in the table below.

Committee Assignments
Board Member		Compensation	Nominating & Governance	Audit
Patrick O’Leary (non-executive Chairman)	Former EVP and CFO of SPX Corporation for 16 years
David Roberts	Chairman, President and CEO of Carlisle Companies	Chair	X	X
Ruth Shaw	Former President and CEO, Duke Power Company	X	Chair	X
Rick Puckett	EVP, CFO and CAO of Snyder’s Lance, Inc.	X	X	Chair
Tana Utley	VP, Large Power Systems Division of Caterpillar Inc.			X
Chris Kearney	Chairman, President and CEO of SPX FLOW, Inc.
Gene Lowe	President and CEO of SPX Corporation

About the “NEW” SPX Corporation (remaining company):  Based in Charlotte, North Carolina, following the spin-off of its FLOW business, the “NEW” SPX Corporation will be a leading supplier of highly engineered HVAC products, detection and measurement technologies and power equipment. The “NEW” SPX Corporation is expected to have approximately $2 billion in annual revenues and approximately 6,000 employees worldwide. Following the spinoff of its FLOW business, SPX Corporation will be listed on the New York Stock Exchange under a new ticker symbol, “SPXC”. For more information, please visit www.spx.com.

About SPX FLOW, Inc. (spinoff company):  Based in Charlotte, North Carolina, SPX FLOW, Inc. is a leading global supplier of highly engineered flow components, process equipment and turn-key systems, along with the related aftermarket parts and serves, into the food and beverage, power and energy and industrial end markets.  SPX FLOW, Inc. is expected to have approximately $2.5 billion in annual revenues and approximately 8,000 employees with operations in over 35 countries and sales in over 150 countries around the world. Following the spinoff, SPX FLOW, Inc. will be listed on the New York Stock Exchange under the ticker symbol “FLOW”. For more information and the most recent Form 10 filing, please visit www.spx.com.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read this press release in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s annual reports on Form 10-K, and any amendments thereto, and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. The words “believe”, “expect,” “anticipate,” “project” and similar expressions identify forward-looking statements.

Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Statements in this press release speak only as of the date of this press release, and SPX disclaims any responsibility to update or revise such statements.

Contact:

Ryan Taylor

704-752-4486

E-mail: investor@spx.com